Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cooper Tire & Rubber Company 2010 Incentive Compensation Plan of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
June 1, 2010